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                                  Exhibit K-22
                              AES Foreign Breakout
                                     Assets
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                              [Vertical Bar Chart]

X-axis (bottom of chart):

     1996
     1997
     1998
     1999


Y-axis (left side of chart): Percentages of AES Assets held by AES's foreign operations, on a GAAP basis, Proportional Consolidated basis, and a Total Project basis (listed in increments of 10 percent between and including 0 and 100%)

[Bar Chart provides the below-listed percentages of AES assets held by AES's foreign operations on a GAAP basis, Proportional Consolidated basis, and a Total Project basis. GAAP percentages are reflected by violet bars, Proportional Consolidated percentages are reflected by red bars, and Total Project percentages are reflected by green bars]


                                   Proportional         Total
Year                  GAAP         Consolidated        Project
----                  ----         ------------        -------
1996                   52%              52%              80%
1997                   82%              77%              93%
1998                   74%              73%              91%
1999*


*    Numbers not available